Exhibit 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended January 31, 2018

March 19, 2018

DORADO, PUERTO RICO / ACCESSWIRE / March 19, 2018 / Pharma-Bio Serv, Inc. (Pharma-Bio Serv or the Company) (OTCQB: PBSV), a compliance, project management and technology transfer support consulting firm, that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced net revenues for the quarter ended January 31, 2018 were $4.2 million, an increase of $0.2 million when compared to the same period last year.

The revenue increase is mainly attributable to projects in the Europe consulting market for $0.5 million, partially offset by a decline in the Puerto Rico Lab and the consulting market of $0.2 million and $0.1 million, respectively. Other Company divisions sustained minor revenue losses or remained constant, when compared to the same period last year.

For the three months ended January 31, 2018, the Company reported approximately $37,000 on income before taxes, an improvement of $417,000 when compared to the same period last year. The variance is mainly attributable to a slight improvement in revenue and related gross margin, plus savings in other operational support expenses.

After considering a one-time mandatory US Tax Reform $2.7 million Transition Tax over foreign undistributed earnings, the Company sustained a net loss of approximately $2.7 million, a decrease in earnings of $2.3 million when compared to the same period last year. The one-time mandatory Transition Tax may be paid over a period of eight years starting on February 28, 2019.

 “We are pleased to have made some inroads in the European consulting market, while also proceeding with our US consulting services strategy with a more streamlined business development approach. We are continuing to recover from the disruption caused by the recent hurricanes in Puerto Rico and continue to focus on the territories where we have a strong presence to maintain our share of the consulting and Lab operations,” said Victor Sanchez, CEO of Pharma-Bio Serv.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv is a compliance, project management and technology transfer support consulting firm, headquartered in Puerto Rico, with operations in the U.S., Ireland, and Spain. Pharma-Bio Serv's core business is FDA and other international regulatory compliance agency related services, with integrated portfolio services including microbiological and chemical testing services for clients in the Pharmaceutical, Biotechnology, Chemical, Medical Device, Cosmetic, Food and Allied Products industries. The Company's services also include "Pharma Serv Academy," a division that provides technical and regulatory standards seminars/training conducted by industry experts. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. There can be no assurance that the processes being undertaken by Pharma-Bio Serv will result in growth through business development or mergers and acquisitions. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2017, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta
Chief Financial Officer
787 278 2709

SOURCE: Pharma-Bio Serv, Inc.